Exhibit 10.15

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Strategic Alliance Agreement

This Strategic Alliance Agreement (this “Agreement”) is entered on January 11, 2022, by and between Zero Nox Inc. at 1343 S. Main St., Porterville, CA 93257 (“ZeroNox”), and Mata Inventive LLC at 8136 Oxnard Street, Unit #41, Tarzana, CA 91356-1733 (“Mata”). ZeroNox and Mata are collectively referred to herein collectively as the “Parties” and individually as a “Party”.

WITNESSETH:

WHEREAS, the Parties wish to enter into a strategic alliance to design, develop, manufacture, market, sell, and service proprietary ZeroNox software.

NOW, THEREFORE, in consideration of the foregoing and of the mutual premises hereinafter expressed, the Parties hereto do mutually agree as follows:

1. SCOPE OF STRATEGIC ALLIANCE

The Parties agree to collaborate long-term on the design, development, manufacturing, marketing, selling, and servicing of a proprietary software to be used in ZeroNox products. The purpose of this alliance is to allow full transparency and the free flow of ideas between both Parties in all above mentioned areas in a combined effort for a successful, profitable, and streamlined establishment and enhancement of the “Powered by ZeroNox” brand, with all electric vehicles incorporating the proprietary ZeroNox software. Each Party acknowledges their respective roles as outlined below in Section 2 and agrees to work in good faith for the shared benefit of the collective with ZeroNox exclusively managing the front-end brand with sales and marketing throughout the world globally, and Mata principally handling the back-end design of the subject software.

It is understood and agreed by all Parties to this Agreement that anything developed for ZeroNox pursuant to this Agreement will belong exclusively to ZeroNox. However, this exclusivity does not apply to any software or systems which Mata can demonstrate existed prior to this Agreement, but this exclusivity is intended to apply to any add-ons, widgets, upgrades, adaptations, or improvements made to any pre-existing software or systems, including but not limited to the development of CAN communication to be added to Mata’s pre-existing software.

In addition, it is understood and agreed that ZeroNox will have exclusive rights for a period of 18 months after the date of this Agreement to use Mata’s pre-existing software and/or systems for use in locomotion equipment (including but not limited to forklifts, refuse trucks, and UTVs). These exclusivity rights will expire 18 months after the date of this Agreement, unless a separate buyout or other agreement amending this expiration date is executed beforehand.

It is further understood and agreed that in order to develop the proprietary ZeroNox software under this Agreement, Mata will need to purchase some off the shelf hardware, for which Mata will be reimbursed at cost. In addition, Mata will invoice ZeroNox at its reasonable and customary hourly rates to be agreed upon beforehand for the work necessary to develop the proprietary ZeroNox software under this Agreement, including but not limited to the development of CAN communication to be added to Mata’s pre-existing software.

Additionally, it is understood and agreed that ZeroNox intends to incorporate the proprietary ZeroNox software developed under this Agreement into all of its locomotion equipment (including but not limited to forklifts, refuse trucks, and UTVs), but that ZeroNox will be responsible to pay Mata a $5/unit/month licensing fee only for those products which are actively using said software.

Finally, it is understood and agreed that after 18 months from the date of this Agreement, ZeroNox will have the option to either (a) make a one-time buyout payment of $1,000,000 for full and complete ownership of Mata’s pre-existing source code/software and/or systems for use in locomotion equipment with Mata’s right of first refusal, or (b) make a one-time payment of $250,000 for a perpetual version of Mata’s pre-existing source code/software and/or systems for use in locomotion equipment only where Mata will retain ownership of pre-existing source code without any limitations of use, or (c) continued $5/unit/month licensing fee which will not exceed $25,000 in a calendar year, and no further licensing fee will be owed in a calendar year once the $25,000 cap is reached.

2. ROLES AND RESPONSIBILITES OF PARTIES

The Parties’ Roles and Responsibilities in this agreement are defined below:

ZeroNox:

●	Provide input and feedback to Mata regarding the proprietary software.
●	Grow sales, which incorporate the proprietary ZeroNox software, both nationally and internationally utilizing the ZeroNox sales team.

Mata:

●	Design and development of proprietary ZeroNox software in collaboration with ZeroNox.

3. PERIOD OF PERFORMANCE

This Agreement shall be effective as of the date first set forth above, and shall expire on mutual agreement of the Parties, or upon material breach of the terms of this Agreement.

4. CONFIDENTIAL INFORMATION

The Parties acknowledge and agree that in the course of the performance of their “Roles and Responsibilities” set forth in Section 2 above, or additional services that may be performed pursuant to this Agreement, that each may be given access to, or come into possession of, confidential information of the other Party which information may contain trade secrets, proprietary data or other confidential material of that Party, and that such information will be kept confidential by the Parties, as set forth more fully in the Non-Disclosure and Non-Circumvention Agreement which is attached hereto as Exhibit A. Materials used in any engagement undertaken pursuant to this Agreement shall not be altered or changed without the consent of both Parties.

5. NO PARTNERSHIP

Nothing herein contained shall be construed to imply a joint venture, partnership or principal-agent relationship between ZeroNox and Mata, and neither Party shall have the right, power or authority to obligate or bind the other in any manner whatsoever, except as otherwise agreed to in writing. The Parties do not contemplate a sharing of profits relating to the Agreement so as to create a separate taxable entity under Section 761 of the Internal Revenue Code of 1986, as amended, nor co-ownership of a business or property so as to create a separate partnership under the law of any jurisdiction. Revenues and expenses relating to the Roles and Responsibilities and any additional services shall be reported separately by the Parties for tax purposes. During the performance of any of the Roles and Responsibilities, Mata employees will not be considered employees of ZeroNox, and vice versa, within the meaning or the applications of any federal, state or local laws or regulations including, but not limited to, laws or regulations covering unemployment insurance, old age benefits, worker’s compensation, industrial accident, labor or taxes of any kind.

6. INDEMNIFICATION

Each of ZeroNox and Mata, at its own expense, shall indemnify, defend and hold the other, its partners, shareholders, directors, officers, employees, and agents harmless from and against any and all third-party suits, actions, investigations and proceedings, and related costs and expenses (including reasonable attorney’s fees) resulting solely and directly from the indemnifying party’s negligence or willful misconduct. Neither ZeroNox nor Mata shall be required hereunder to defend, indemnify or hold harmless the other and/or its partners, shareholders, directors, officers, directors, employees and agents, or any of them, from any liability resulting from the negligence or wrongful acts of the party seeking indemnification or of any third-party. Each of ZeroNox and Mata agrees to give the other prompt written notice of any claim or other matter as to which it believes this indemnification provision is applicable. The indemnifying party shall have the right to defend against any such claim with counsel of its own choosing and to settle and/or compromise such claim as it deems appropriate. Each Party further agrees to cooperate with the other in the defense of any such claim or other matter.

7. LIMITATIONS OF LIABILITY

If there shall be any liability of one Party to the other that arises out of or is in any way connected to this Agreement, each Party’s aggregate liability for all damages, losses and causes of action whether in contract, tort (including negligence) or otherwise, either jointly or severally, shall not exceed the total amounts paid by the claiming party to the liable party until the immediately preceding day that the act or omission occurred that gave rise to the claim. Each Party acknowledges that the other is not an insurer, and that the payments made hereunder are based solely on the value of the services and are not sufficient to warrant assuming any risk of consequential or other damages due to negligence or failure to perform. Due to the nature of the services to be performed, it is impracticable and extremely difficult to fix the actual damages, if any, which may result (proximately or otherwise) from negligence or failure to perform under this Agreement. This limitation of liability reflects an allocation of risk between the Parties in view of the fees charged, is not a penalty, and shall be exclusive. The limitations in this Agreement shall apply despite any failure of essential purpose of any limited warranty or remedy.

8. NON-SOLICITATION OF PERSONNEL

ZeroNox and Mata agree not to engage in any attempt whatsoever to hire, or to engage as independent contractors, the other’s employees or independent contractors during the term of this Agreement and for a period of 2 years following expiration or termination of this Agreement except as may be mutually agreed in writing.

9. INTELLECTUAL PROPERTY

Work performed on engagements pursuant to this Agreement by ZeroNox and Mata, and information, materials, products and deliverables developed in connection with engagements pursuant to this Agreement, shall be deemed work-for-hire, as set forth more fully in the Non-Disclosure and Non-Circumvention Agreement which is attached hereto as Exhibit A.

10. ENTIRE AGREEMENT

This Agreement together with all documents incorporated by reference herein, constitutes the entire and sole agreement between the Parties with respect to the subject matter hereof and supersedes any prior agreements, negotiations, understandings, or other matters, whether oral or written, with respect to the subject matter hereof. This Agreement cannot be modified, changed or amended, except in writing signed by a duly authorized representative of each of the Parties.

11. CONFLICT

In the event of any conflict, ambiguity or inconsistency between this Agreement and any other document which may be annexed hereto, the terms of this Agreement shall govern.

12. ASSIGNMENT AND DELEGATION

Neither Party shall assign or delegate this Agreement or any rights, duties or obligations hereunder to any other person and/or entity without prior express written approval of the other Party.

13. NOTICES

Any notice required or permitted to be given under this Agreement shall be done through email at the specified email below:

ZeroNox: vonnc@zeronox.com

Mata:   Zakary@matainventive.com

14. SEVERABILITY

If any provision of this Agreement is declared invalid or unenforceable, such provision shall be deemed modified to the extent necessary and possible to render it valid and enforceable. In any event, the unenforceability or invalidity of any provision shall not affect any other provision of this Agreement, and this Agreement shall continue in full force and effect, and be construed and enforced, as if such provision had not been included, or had been modified as above provided, as the case may be.

15. APPLICABLE LAW

This Agreement shall be governed by the laws of the State of California.

By:	/s/ Vonn R. Christenson		Date:	1/11/22
Vonn R. Christenson for Zero Nox Inc.

By:	/s/ Zakary Smith		Date:	1/11/22
	Zakary Smith	for Mata Inventive LLC